ARTICLES OF INCORPORATION

                                       OF

                            VIRGINIA CITY GOLD MINES,
                                      INC.


         We, the undersigned, being each of lawful age and citizens of the United States of America, being residents therein, have associated ourselves together for the purpose of forming a corporation under the laws of the State of Idaho, and in pursuance thereof, we do hereby sign and acknowledge the following Articles of Incorporation, in triplicate originals, and do state as follows:

                                       I

         The name of the proposed corporation is VIRGINIA CITY GOLD MINES, INC.

                                       II

         The purpose of the corporation are as follows:

         (a) To purchase, locate, lease or otherwise acquire, mines, mining claims, mining rights, and lands and any interest therein, and explore, work, exercise, develop, and turn to account the same; to quarry, mine, mill, smelt, refine, dress, amalgamate, and prepare for market, are metal and mineral substances of all kinds, and to carry on any other operations or business which may seem necessary, convenient, or incidental to any of the objects of the company; to buy, sell, manufacture, and deal in minerals, plants, machinery, implements, convenience, provisions, and things capable of being used in connection with the mining or other operations of this corporation, or required by workmen and others employed by the company; to construct, carry out, maintain, improve, manage,work, control, and superintend, any roads, ways, railways, bridges, reservoirs, watercourses, aqueducts, wharves, furnaces, mills, crushing works, hydraulic works, factories, warehouses and other works


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and conveniences which may seem necessary, convenient or incidental to any object of the company and to contribute to subsidize; or otherwise aid or take part in any such operations.

         (b) To the same extent as natural persons might do, to purchase or otherwise acquire, and to hold, maintain, work develop, sell, lease, exchange, hire, convey, mortgage, or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and say personal or mixed property, and any franchises, rights, business or privileges necessary, convenient and appropriate for any of the purposes herein expressed.

         (c) To acquire by purchase, subscription, or otherwise, and to hold for investment or otherwise, and to use, sell, assign, transfer, mortgage pledge, or otherwise deal with or dispose of stocks, bonds, or obligations or securities of any corporation or corporations, and to merge or consolidate with any corporation in such manner as may be provided by law.

         (d) To borrow money, and to make and issue notes, bonds, debentures, obligations, and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limits as to the amount, except as may be prohibited by statute, and to secure the same by mortgage, pledge or otherwise, and generally to make and perform agreements and contracts of every kind and description.

         (e) To do each and every thing necessary, suitable or adivisable for the accomplished of any one or more of said objective, or which shall at any time appear to be conducive or expedient in the benefit of said corporation or in connection therewith.

                                      III

         The duration of the corporation shall be perpetual.


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                                       IV

         The location and post office address of the registered offices of the corporation in the State of Idaho is E 118 n 7th St., Box 1116, Coeur d'Alene, Idaho, c/o Philip E. Dolan.

                                       V

         The total authorized number of par value shares is Nine Million Shares (9,000,000). The aggregate par value of the total number of par value shares is Nine Hundred Thousand Dollars ($900,000.00).

                                       VI

         The stock of the corporation is divided into Nine Million Shares (9,000,000) of non-assesable, common stock, each share having one vote. There are no classes of stock other than common stock, and no preferential rights, restrictions or voting power is enjoyed by any other class of stock. There are no pre-emptive rights.

                                      VII

         The name and post office address of each of the incorporators and the number of shares for which each subscribes, is:


     NAME AND ADDRESS                                  SHARES

Lyle L. Einhaus,      2027 E. 37th
                      Spokane, Washington              75,000


W. Duane Lumley,      N. 6611 Greenwood
                      Spokane, Washington              75,000


Glenn M. Wheeler,     W. 3337 Woodside,
                      Spokane, Washington              75,000


                                      VIII

         The number of directors of this corporation shall be not less than 3, and the total number, qualifications, terms of office, manner of election, time and place of meeting and the powers and duties of the directors shall be such as are prescribed


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         by the by-laws of the corporation. The authority to make, amend, or repeal by-laws for this corporation is hereby expressely vested in the Board of Directors, subject to the power of the shareholders, pursuant to the laws of the State of Idaho, to change, amend or repeal such by-laws.

         IN WITNESS WHEREOF, we have hereunto set our hands and seals this 15th day of May, 1969.


                                            /a/ Glenn M. Wheeler       (SEAL)
                                            ---------------------------


                                            /s/ W. Duane Lumley        (SEAL)
                                            ---------------------------


                                            /s/ Lyle Einhaus           (SEAL)
                                            ---------------------------




STATE OF WASHINGTON         )
                            ) ss.
County of Spokane           )



         On this 15 this day of May, 1969, before me personally appeared LYLE L. Einhaus, W. DUANE lumley AND GLENN M. WHEELER known to me to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                          /s/ [ILLEGIBLE]
                                          --------------------------------------
                                          Notary Public in and for the State
                                          of Washington, residing at Spokane



My commission expires:



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